Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 24, 2020, relating to the consolidated financial statements and financial statement schedules of Old Holdco, Inc., predecessor to Pyxus International, Inc. (“the Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing on Form 10-K of the Company for the year ended March 31, 2020.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

March 5, 2021